Exhibit 99.1

Tuesday Morning Corporation Strengthens Senior Management Team with Key Appointments

DALLAS, February 24, 2014 - Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with 819 stores across the United States as of December 31, 2013, specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, announced today that it has appointed Douglas B. Sullivan as Senior Vice President for Real Estate and Michael J. Jones as Senior Vice President and Chief Information Officer.

Most recently, Mr. Sullivan served as Executive Vice President for Development at Michaels Stores, where he led the Company’s real estate strategy development and rollout.  Mr. Jones’s recent experience includes serving as Executive Vice President and Chief Information Officer for Florida-based Systemax (TigerDirect), a $2.4 billion electronics and computer retailer, where he was responsible for strategic business systems development, website, technology and support.

Michael Rouleau, Tuesday Morning’s Chief Executive Officer, commented, “Doug and Michael bring decades of proven expertise developing real estate and technology strategies, respectively, and I am delighted that they are joining the senior team at Tuesday Morning. Our time together at Michaels Stores further reinforces my confidence that we will accelerate improvements in our real estate and technology functions, while at the same time enhancing our customers’ shopping experience.”

Mr. Sullivan brings over 30 years of experience developing and executing growth strategies, real estate site selection, market research and analytics. During his tenure at Michaels Stores, he helped grow store locations from 87 to over 950 and implemented a rigorous site selection process. Previously, he held positions of increasing responsibility at Family Dollar Stores, where he started his career in 1977.

Mr. Jones’s 25-year career reflects experience in a wide variety of customer-facing industries with a demonstrated expertise in process redesign, enabling technologies, supply chain, store systems, and the application of technology to business challenges.  Prior to his tenure at Systemax, Mr. Jones served as Senior Vice President, Chief Information Officer at Michaels Stores, where he was responsible for strategic business systems development, website, customer care center, and support. Earlier experience includes information technology and store systems and support roles at Hollywood Entertainment Corporation, Kmart, and Meldisco Corp.

ABOUT TUESDAY MORNING

Tuesday Morning (NASDAQ: TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise - never seconds or irregulars - at prices well below those of department and specialty stores, catalogues and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 819 stores in 41 states as of December 31, 2013. For more information and a list of store locations, visit www.TuesdayMorning.com.

CONTACT:

Jennifer Sanders

Perry Street Communications

jsanders@perryst.com

214-965-9955